Exhibit 10.1

Certain identified information in this document has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

(1) FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED

(2) FUJIFILM DIOSYNTH BIOTECHNOLOGIES TEXAS, LLC

(3) FUJIFILM DIOSYNTH BIOTECHNOLOGIES U.S.A., INC

(4) BIOGEN (DENMARK) MANUFACTURING APS

AND

(6) ALLAKOS, INC.

MASTER SERVICES AGREEMENT

EFFECTIVE DATE: 01 November 2020

4828-2167-6491.6

4828-2167-6491.10

4828-2167-6491.13

4884-9836-1114.2

CONTENTS

1.	Definitions and Interpretation	1
2.	Appointment of Fujifilm	8
3.	Term	8
4.	Performance of Programs	9
5.	Quality and Regulatory Matters	10
6.	Conforming Batches and Non-Conforming Batches	12
7.	Delivery, Title and Risk	13
8.	Price and Payment	14
9.	Fujifilm Warranties.	15
10.	Liability	16
11.	Intellectual Property	19
12.	Intellectual Property Indemnity	20
13.	Confidentiality	21
14.	Change	22
15.	Delay, Cancellation, Termination and Consequences	23
16.	Force Majeure	26
17.	Dispute Resolution	27
18.	Audit	28
19.	Notices	28
20.	Export/Import Controls and Sanctions Compliance	29
21.	Modern Slavery and Corruption	30
22.	Assignment and Sub-Contracting	30
23.	General	31
24.	Governing Law	32
Schedule 1 Charges		33
Schedule 2 Addresses for Notice		36
Schedule 3 - Competitors		37
Signature Page		38

THIS AGREEMENT is made on the date it is signed by the last signing party.

BETWEEN

(1) FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED incorporated and registered in England and Wales with company number 05803359 whose registered office is at Belasis Avenue, Billingham, TS23 1LH, England (“FDBK”);

(2) FUJIFILM DIOSYNTH BIOTECHNOLOGIES TEXAS, LLC incorporated and registered in Texas whose principal place of business is at 100 Discovery Drive, Suite 200 College Station, Texas 77845 United States of America (“FDBT”);

(3) FUJIFILM DIOSYNTH BIOTECHNOLOGIES U.S.A., INC incorporated and registered in Delaware whose principal place of business is at 101 J Morris Commons Lane, Morrisville, North Carolina 27560, United States of America (“FDBU”);

(4) BIOGEN (DENMARK) MANUFACTURING APS – A FUJIFILM DIOSYNTH BIOTECHNOLOGIES GROUP COMPANY incorporated and registered in Denmark with company number 26060702 whose registered office is at Biogen Alle 1, 3400 Hillerød, Denmark (“FDBD”); and

(5) ALLAKOS, INC. incorporated and registered in Delaware, USA whose registered office is at 975 Island Drive, Suite 201, Redwood City, CA 94065, USA (the “Customer”).

BACKGROUND

(A) Fujifilm (as defined below) is a biopharmaceutical contract development and manufacturing organization. The Customer wishes to appoint Fujifilm to carry out non-exclusive development and manufacturing services in relation to certain of the Customer’s products.

(B) Fujifilm and the Customer have agreed to work together on the terms and conditions contained in this Agreement.

AGREED TERMS

1. Definitions and Interpretation

1.1 In this Agreement the following words have the following meanings unless inconsistent with the context:

“Affiliate”

means in relation to an entity, each or any other entity who for the time being directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such entity. For purposes hereof, “control” shall mean: (a) holding the majority of the voting rights or share capital of such entity; (b) any power (whether direct or indirect and whether by the ownership of share capital, the possession of voting power, contract, or otherwise) to appoint or remove all or such of the members of the board or other governing body of a body corporate as are able to cast the majority of the votes capable of being cast by members of that board or body on all, or substantially all, matters, or (c) otherwise to control or have the power to control the policies, management and affairs of that body corporate;

“Alternate Manufacturer”	has the meaning given to it in clause 11.8.1;
“Ancillary Services”	has the meaning given to it in Schedule 1 (Charges);

“Applicable Laws”	applicable law, regulations and binding guidance which applies in the jurisdiction in which the Program is being performed;
“Authorized Third Parties”	has the meaning given to it in clause 13.1.3;
“Background IP”

all Intellectual Property Rights controlled, owned or jointly owned by any party (or a third party on its behalf) prior to the Effective Date or developed independently from the Program. Fujifilm’s proprietary manufacturing, expression, or purification technologies, including:

(a) an expression system within the scope of international patent application PCT/GB2007/000351 (the “pAVEwayTM Expression System”);

(b) expression technology within the scope of international patent application PCT/GB2014/000165 (the “ApolloTM Expression Technology”); and

(c) Fujifilm’s proprietary alcohol oxidase yeast Pichia pastoris expression system (the “Yeast Expression System”),

((a), (b), and (c), each the “Fujifilm Expression Technology”) is Fujifilm’s Background IP;

“Batch”	a quantity of Product that is produced from a run of the Process at the Facility;
“Batch Cancellation Fee”	the Batch Cancellation Fee described in Schedule 1;
“Batch Fee”	the Batch Fee as set forth in the applicable SoW;
“Business Day”

(a) in relation to notices given under this Agreement rather than a specific Scope of Work, a day other than a Saturday, Sunday or public holiday in England, the US, Denmark or the country in which the Customer’s head office is located; and

(b) in relation to notices given under a specific Scope of Work a day other than a Saturday, Sunday or public holiday in England if FDBK is a contracting party, the US if FDBT or FDBU is a contracting party, Denmark if FDBD is a contracting party or the country in which the Customer’s head office is located;

“cGMP”

Current Good Manufacturing Practice as defined in (i) the Federal Register volume 66 No 186 and those sections applicable within the FDA Regulations 21 CFR Part 210, 211, Part 11, Parts 600-610 and (ii) the rules governing medicinal products in the European Union and the United Kingdom. Eudralex Volume 4 – Guidelines for good manufacturing practices for medicinal products for human and veterinary use. Part I – Basic Requirements for Medicinal Products. Part II – Basic Requirements for Active Substances used as Starting Materials, ICHQ7 and ICHQ10, and the European Commission (EC) Directives 2001/83/EC;

“cGMP Batch”	a Batch identified in a Scope of Work which is intended to be manufactured during a Manufacturing Stage and subject to Disposition in each case in accordance with cGMP;

“Cancellation Fees”	has the meaning given to it in clause 15.8.1;
“Change”	has the meaning given to it in clause 14;
“Charges”	has the meaning given to it in clause 8.2;
“CMC Section”	has the meaning given to it in clause 5.2.1;
“Commercially Reasonable Efforts”

with respect to the activities pursuant to a Program, the reasonable efforts and resources used by a reputable biopharmaceutical contract manufacturing organization for products of similar nature, complexity and developmental stage in the same or similar circumstances as the applicable Product;

“Competitor”	a contract development or contract manufacturing organization in the biopharmaceutical industry listed on Schedule 3 hereto;
“Confidential Information”

the fact and terms of this Agreement and/or any Scope of Work, and all information (in whatever form) in respect of the business of each of the parties and each of its Affiliates which is (in each case) provided or obtained by one party to or for the other, including any ideas; business methods; finance information; prices, business, financial marketing or development plans; products or services, know-how or other matters connected with products or services manufactured or marketed; customer lists or details; computer systems and software;

“Conforming Batch”	a cGMP Batch which has been produced in accordance with cGMP and which meets the Product Specification;
“Consumable”

a consumable item used or intended for use in a Program, including PEG, reagents (including analytical reagents), raw materials, packaging components, chromatography resins, filters, filtration membranes, media, buffer bags, refold bags, tubing, hoses, disposable analytical test kits, in-process measurement probes, columns (including analytical columns) and disposable containers;

“Customer Foreground IP”

all Foreground IP that constitutes an improvement, modification, or derivative which is specific to or requires the use of the Customer’s Background IP, Customer’s Materials or Customer’s Confidential Information, in each case, obtained or developed by any party hereto (or any of its subcontractors), alone or jointly with any other party;

“Customer Indemnitee”	has the meaning given to it in clause 12.1;
“Delay”	has the meaning given to it in clause 15.1.1;
“Delivery Date”	has the meaning given to it in clause 7.2;
“Demonstration Batch”	a Batch which is manufactured in a non cGMP R&D facility for demonstration purposes and which is not intended for human use;
“Deviation”	a cGMP deviation as detailed in the Quality Agreement;
“Disclosing Party”	has the meaning given to it in clause 13.1;

“Disposition”

the Stage during which (a) the Product is tested for compliance versus the Product Specification; (b) all production instruction and analytical records relating to cGMP manufacture of each cGMP Batch prepared by Fujifilm are reviewed by Fujifilm; and (c) a Fujifilm recommendation for Product release or reject is made; in each case as applicable;

“Drug Product”	the final dosage form of product which contains Product in association with other active or inactive ingredients;
“Drug Substance”

Any substance or mixture of substances intended to be used in the manufacture of a Drug Product and that, when used in the production of a drug, becomes an active ingredient of the Drug Product. Such substances are intended to furnish pharmacological activity or other direct effect on the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure and function of the body.

“Effective Date”	01 November 2020;
“Engineering Batch”	a Batch that is manufactured in a cGMP Facility at scale using the Process but which is not intended for human use;
“Facility”	any of Fujifilm’s manufacturing facilities in which a Program will be performed;
“Force Majeure Event”

any event or circumstances outside the reasonable control of a party affecting its ability to perform any of its obligations under this Agreement, including act of God, fire, flood, severe weather, epidemic or pandemic, war, revolution, acts of terrorism, riot or civil commotion, acts of government, trade embargo, labor disputes (excluding labor disputes involving the party in question), interruption of utility service, restraints or delays affecting shipping or carriers, inability or delay in obtaining supplies of adequate or suitable materials, inability or delay in obtaining third party services, breakdown or failure in equipment or machinery (other than due to failure to perform appropriate maintenance) or cyber-attack, but shall not include the failure of the Product in clinical trials or failure of the Product to gain regulatory approval;

“Foreground IP”	all Intellectual Property Rights that arise or are obtained or developed by or on behalf of any party in the course of the performance of a Program;
“Fujifilm”	FDBK, FDBT, FDBU or FDBD as the context requires in accordance with clause 1.3;
“Fujifilm Foreground IP”	all Foreground IP obtained or developed by Fujifilm (or any of its subcontractors), alone or jointly with any other party, other than Customer Foreground IP;
“Fujifilm Regulatory Responsibility”	has the meaning given to it in clause 5.2.4;
“Fujifilm Services”	the research and development services to be provided by Fujifilm for the Customer during a Program as the same are described in the relevant Scope of Work, excluding the Ancillary Services;
“Gross Negligence”	a conscious and voluntary or reckless disregard of the need to use reasonable care, which is likely to cause foreseeable grave injury or harm to persons or property;

“Historic Documents”	any historic contractual documentation which cover the same subject matter as a Program as identified in the relevant SoW;
“Indemnified Party”	has the meaning given to it in clause 10.12;
“Indemnify”	on demand to indemnify and keep indemnified, and hold harmless, the party to be indemnified on an after-tax basis;
“Indemnifying Party”	has the meaning given to it in clause 10.12;
“Indemnity Claim”	has the meaning given to it in clause 10.12;
“Intellectual Property Right”

any current and future intellectual property rights and interests including patents, utility models, designs, design rights, copyright (including rights in software), works of authorship, technical materials, decryption rights, database rights, trade marks, rights pursuant to passing off, service marks, business and trade names, domain names, know-how, results, data, databases, formulations, compounds, rights in biological or chemical materials, rights under data exclusivity laws, rights under unfair competition laws, topography rights, inventions, rights in confidential information (including technical and commercial trade secrets), supplementary protection certificates and image rights, and rights of a similar or corresponding character in any part of the world, in each case whether registered or not and including any application for registration and renewals or extensions of such rights in any country in the world and whether subsisting now or in the future;

“Joint Steering Committee”	has the meaning given to it in clause 4.3;
“Latent Defect”	has the meaning given to it in clause 6.7;
“Liabilities”

any (a) liabilities of any nature, whether accrued, absolute, contingent or otherwise and whether in contract, tort (including negligence) or otherwise; (b) losses, costs (including internal costs/overheads), damages, fines or expenses including reasonable legal fees; and (c) claim, demand, proceeding, action or cause of action including those by third parties; in each case howsoever arising. “Liability” shall be construed accordingly;

“New Opportunity”	has the meaning given to it in clause 13.1.2;
“Manufacturing Stage”

a Stage of a Program during which production, testing and Disposition (if applicable) of Engineering Batches or cGMP Batches are intended to take place, including pre and post manufacturing activities; Facility change–over, setup and cleaning before, between and after Batch manufacturing;

“Materials”	has the meaning given to it in clause 7.1;
“Mitigation Application”

any cost savings achieved by virtue of the Mitigation Efforts (for example reuse of Consumables) and any fees received by Fujifilm from third parties for its services (but not in relation to Ancillary Services provided for that third party) as a result of selling un-utilized slots to a third party customer shall be set off against the Batch Cancellation Fee or Program Cancellation Fee;

“Mitigation Efforts”	[***];
“Modifications”

a modification to a Facility; or equipment (including Process specific qualification and installation of existing equipment at the Facility), required in order to perform a Process at the Facility and detailed in the applicable Scope of Work;

“MRB”	has the meaning given to it in clause 6.8.1;
“Non-Conforming Batch”	a cGMP Batch which has not been produced in accordance with cGMP or does not meet the Product Specification;
“Non-Manufacturing Stage”

a Stage of a Program, which is not a Manufacturing Stage, during which the non-manufacturing activities described in the relevant SoW are undertaken, including the production and testing of Demonstration Batches;

“Pandemic”	has the meaning given to it in clause 16.1;
“Process”	a particular process used, or to be used, for manufacture of a Product;
“Process Specification”	the Process operating parameters and specifications as documented in the regulatory submission or a QA Document (including Deviations) which has been agreed by the parties for cGMP Batch production;
“Process-Specific Consumable”

a Consumable which is required to operate the Process and which is specific to the Process or a Consumable which is required in such large volumes as would not be possible for Fujifilm to consume during other manufactures or within the shelf life of such Consumable;

“Process-Specific Equipment”

an item of equipment which is required by Fujifilm to operate the Process and which is specific to the Process in addition to that equipment which Fujifilm uses in its Facilities as at the SoW Effective Date (which existing equipment is not already dedicated to other customer(s) of Fujifilm);

“Product”	the particular product or substance (compound or molecule) created during and as a result of performing the Process, the name of the relevant Product being identified in the applicable Scope of Work;
“Product Specification”	the Product specification which is documented in a QA Document;
“Program”

a program of work implemented through one or more SoWs, as each may be amended from time to time by agreement of the Customer and Fujifilm, to be carried out by Fujifilm in accordance with the terms of this Agreement;

“Program Cancellation Fee”	the Program Cancellation Fee described in Schedule 1;
“Program Manager”	the Program manager appointed by each of Fujifilm and the Customer under the applicable Scope of Work;

“Program Plan”	the Program plan controlled by Fujifilm’s Program Manager and communicated to the Customer from time to time, which plan is for planning purposes only;
“Quality Agreement”	the document agreed by the parties which sets out the mutually agreed quality standards applicable for any cGMP activity under the Program;
“QA Documents”	the Quality Agreement and the documents produced and approved in accordance with the Quality Agreement;
“Receiving Party”	has the meaning given to it in clause 13.1;
“Regulatory Authority”

the U.S. Food and Drug Administration, the European Medicines Agency, the Medicines & Healthcare products Regulatory Agency, the Danish Medicines Agency and any successor to any such entities and any other similar regulatory authorities as may be agreed upon in writing by Fujifilm and the Customer;

“Replacement Batch”	has the meaning given to it in clause 6.5.1;
“Scope of Work” or “SoW”	the document setting out the detail of the work to be undertaken by Fujifilm for the Customer as part of the Program;
“Services”	all or any part of the services to be performed by Fujifilm under this Agreement, including the Fujifilm Services and Ancillary Services;
“SoW Effective Date”	for each Scope of Work, the date that the Scope of Work is fully signed by all relevant parties;
“Special Waste”

waste or effluent which requires special handling including waste or effluent which is required to be collected in a special container (for example by tanker) for external disposal or which requires incineration;

“Stage”	a stage of the Program as described in the SoW;
“Subcontracted Work”	work subcontracted by Fujifilm under clause 22.3 but excluding any work subcontracted between FDBK, FDBT, FDBU or FDBD;
“Tax”	value added tax, sales tax, or any other similar type of turnover tax;
“Term”	has the meaning given to it in clause 3.1;
“third party claim”

any claim, action, or proceeding brought against a party hereto by any third party not affiliated with the other party, including any claims, actions, or proceedings brought by any governmental or administrative body (including fines and penalties issued thereby); and

“Willful Misconduct”

a knowing violation of: (a) a reasonable and uniformly enforced rule or policy; or (b) Applicable Law. It means intentionally doing that which should not be done or intentionally failing to do that which should be done, knowing that injury will probably result or recklessly disregarding the possibility that injury may result.

1.2 In this Agreement (except where the context otherwise requires): (a) any words following the terms “including”, “include”, “for example” or any similar expression are by way of illustration and emphasis only and shall not limit the generality or extent of any other words or expressions; and (b) the term “or” will be non-exclusive and have the same meaning as “and/or.”

1.3 Each Scope of Work will be entered into by FDBK, FDBT, FDBU or FDBD or a combination of FDBK, FDBT, FDBU or FDBD and, subject to clause 19.3, each reference to Fujifilm or a “party” in this Agreement shall apply only to such of FDBK, FDBT, FDBU or FDBD as is carrying out the Program under the relevant Scope of Work. Whichever of FDBK, FDBT, FDBU or FDBD has entered into the Scope of Work in respect of that Program shall be fully and solely responsible for the obligations and liabilities of that party under the Scope of Work.

1.4 Insofar as this Agreement obliges any party to this Agreement to negotiate, take action or to do something, that party shall conduct such negotiations, take such action or do such thing in good faith. There shall be a general obligation on the parties to act in good faith in relation to the matters contemplated in this Agreement.

1.5 In the case of conflict or ambiguity between terms of the main body of this Agreement, any Schedule to this Agreement or any other terms in any Scope of Work, the order of priority shall be as follows: (a) the main body of the Agreement; (b) the Schedules to the Agreement; (c) the main body of the Scope of Work unless a Scope of Work specifically varies a provision of the Agreement or a Schedule to the Agreement by reference to the provision it is amending, in which case the Scope of Work shall take precedence in that instance.

1.6 In the case of conflict or ambiguity between the terms of this Agreement or any specific Scope of Work and the terms of the QA Documents, the terms of the QA Documents shall prevail solely in relation to cGMP quality matters subject to clause 10.9.

1.7 Where a defined term is used in clause 10 (Liability) it shall retain its meaning even when the entire word that is a defined term is in capitals.

2. Appointment of Fujifilm

2.1 This Agreement establishes the general terms and conditions applicable to Fujifilm’s performance of each Program for the Customer and is structured so that a separate, numbered Scope of Work (or in some cases multiple Scopes of Work thereunder) shall be entered into by the parties for the provision of each Program.

2.2 The provisions of this Agreement shall apply to each Scope of Work and no Scope of Work shall be effective or binding on any party until it has been signed by an authorized representative of each contracting party.

2.3 Nothing in this Agreement or any Scope of Work shall oblige any party to enter into any Scope of Work, and each Scope of Work constitutes a separate contract.

2.4 This Agreement is non-exclusive in nature and nothing herein will prevent the Customer from engaging other third parties to perform services that are the same or similar to those being performed by Fujifilm, including for the Products that are subject to any Program.

3. Term

3.1 This Agreement shall come into force on the Effective Date and shall continue until terminated by a party in accordance with the terms of this Agreement (the “Term”).

3.2 A party may terminate this Agreement upon giving 3 (three) months’ written notice to the others, provided that there are no uncompleted Programs existing at the date such notice is given.

3.3 Each Scope of Work will take effect from the SoW Effective Date and shall continue until the earlier of:

3.3.1 the date specified in the Scope of Work, or if no such date is specified, the date the Program, or part of the Program referred to in the Scope of Work is completed; or

3.3.2 termination of this Agreement or the relevant Scope of Work in accordance with the terms of this Agreement.

4. Performance of Programs

4.1 The Customer and Fujifilm shall agree upon one or more written Scope(s) of Work for each Program. If a given Program is intended to be implemented through more than one Scope of Work, the first Scope of Work for such Program will provide a high-level summary of the overall Program.

4.2 Each party shall appoint a Program Manager for each Program. The Program Managers will be responsible for overseeing the Program. The Program Managers shall have regular teleconferences to discuss the progress of the Services, the expectation of the parties being that these will usually take place on a weekly basis or as otherwise agreed by the parties. Each party may change its Program Manager from time to time upon written notice to the other party. In the event that any dispute cannot be resolved by the Program Managers, such dispute shall be escalated to the Joint Steering Committee as set forth in clause 17.2.

4.3 Promptly following the Effective Date, the parties shall establish a (“Joint Steering Committee”) consisting of 4 members from each party. The Joint Steering Committee shall meet once per calendar quarter, or at such other frequency as may be necessary and is mutually agreed by the parties. Decisions of the Joint Steering Committee shall be made by consensus of both parties (and not by a majority of individual committee members). In the event that a Joint Steering Committee cannot reach consensus with respect to a particular matter within its authority, such dispute shall be escalated as set forth in clause 17.2.

The function of the Joint Steering Committee is to provide oversight of all Programs, ensure the ongoing communication between the parties, and discuss any issues arising under this Agreement. In addition to the function described above, the Joint Steering Committee shall also take on the following responsibilities:

4.3.1 discuss and seek resolution of issues around management of all Programs;

4.3.2 monitor the progress of each Program against the current applicable Program Plan and the SoWs;

4.3.3 discuss and recommend any Changes (although such Changes will not take effect until they have been approved in writing by the parties as set forth in clause 14); and

4.3.4 discuss and seek resolution for any dispute regarding the terms of this Agreement.

4.4 Fujifilm shall:

4.4.1 carry out each Program, or parts of a Program, in a diligent, professional, and workmanlike manner using Commercially Reasonable Efforts, and in accordance with:

(a) the terms of this Agreement and the applicable Scope of Work;

(b) Applicable Laws;

(c) the Quality Agreement and cGMP (in both cases when applicable);

(d) the Process Specification for the applicable cGMP Batch (if any); and

4.4.2 retain appropriately qualified and trained personnel with the requisite knowledge and experience to undertake the Program in accordance with this Agreement.

4.5 Fujifilm shall use Commercially Reasonable Efforts to provide all assistance, information and advice and to do all acts which the Customer may reasonably request to enable the Customer to comply with its obligations and responsibilities under this Agreement, any Scope of Work, and the Quality Agreement.

4.6 The parties agree that it shall not be considered a breach of this Agreement by Fujifilm if an objective of a Program is not achieved, provided that Fujifilm has complied with its obligations set out in clause 4.4. The parties acknowledge and agree that the services to be performed during the Programs are by their nature developmental and Fujifilm cannot (and consequently does not) guarantee to the Customer the achievement of a successful outcome for a Program, production of Conforming Batches, or production of a specified volume of Product. The foregoing does not limit Fujifilm’s express obligations in this Agreement, including as set forth in Clause 6.

4.7 Each Scope of Work contains assumptions on which Fujifilm’s ability to perform the Program depends. If an assumption set out in the Scope of Work proves to be incorrect or actual circumstances differ from an assumption (including if such assumption cannot be met at such time as Fujifilm reasonably requires to enable it to perform its obligations) then Fujifilm shall promptly provide the Customer with notice of the same and the parties shall agree upon a reasonable Change to account for the change in assumption.

4.8 The Customer shall:

4.8.1 meet all its obligations and responsibilities under this Agreement, any Scopes of Work (including, in particular, any Customer dependencies set out in a Scope of Work) and the Quality Agreement;

4.8.2 comply with Applicable Laws; and

4.8.3 promptly provide all assistance, information, and advice and do all acts which Fujifilm may reasonably request to enable Fujifilm to comply with its obligations and responsibilities under this Agreement any Scope of Work, and the Quality Agreement.

5. Quality AND REGULATORY MATTERS

5.1 Quality Agreement

5.1.1 As soon as reasonably practicable following the Effective Date the parties shall execute the Quality Agreement (unless the Quality Agreement has already been executed prior to the Effective Date).

5.1.2 The Customer acknowledges that Fujifilm shall not commence any cGMP activity until the Quality Agreement is executed by both parties.

5.2 Regulatory Assistance

5.2.1 The Customer shall provide Fujifilm with a copy of the Customer’s Chemistry, Manufacturing and Controls section of any submission to a Regulatory Authority supporting the Customer’s regulatory filing activities for the applicable Product or Process at the Facility which relates to or contains information about: the Process as conducted at the Facility; the Facility (including Fujifilm equipment); the Fujifilm Services; or the Ancillary Services (“CMC Section”) in accordance with the Quality Agreement. The Customer shall provide CMC Sections to Fujifilm with reasonable time to review and comment and Customer shall (a) implement Fujifilm’s comments to the extent relating specifically to the Facility or Fujifilm’s equipment or Fujifilm’s ability to complete Disposition, and (b) in good faith consider all other Fujifilm comments.

5.2.2 During each Program, the Customer may request assistance from Fujifilm in respect of the CMC Section, subject to payment by the Customer of a reasonable commercial rate for such assistance and Fujifilm’s reasonable expenses, unless otherwise set forth in the applicable Scope of Work. However, no advice or assistance given by Fujifilm shall be deemed to be or construed as a guarantee that a Drug Product will receive regulatory approval.

5.2.3 Fujifilm will provide one electronic (PDF) copy of any documents which may be reasonably required by the Customer in support of its regulatory filing activities. If the Customer requires copies of the laboratory notebooks, provision of these will be subject to discussion and agreement by the parties and agreement of an additional fee associated with copying.

5.2.4 The Customer shall have the right and responsibility for determining regulatory strategy, decisions, and actions relating to each Program and any Product or Drug Product subject to clause 5.2.5 and provided that Fujifilm shall have the right and responsibility for determining regulatory strategy, decisions and actions to the extent relating to:

(a) the Facility (including, in particular, utilities and equipment);

(b) Fujifilm’s quality systems, policies and internal procedures; or

(c) any requirement imposed on Fujifilm by a Regulatory Authority

(d) any other commitments made by Fujifilm prior to the relevant SoW Effective Date of the applicable Program,

(each a “Fujifilm Regulatory Responsibility”), provided further that Fujifilm will not, except to the extent required by Applicable Law, initiate correspondence directly with any governmental authority regarding the Product without, in each instance, providing the Customer with as much prior notice as possible.

5.2.5 The Customer acknowledges that Fujifilm Quality Assurance team reserves the right to Disposition Product to the Customer in accordance with the Quality Agreement.

5.2.6 The Customer shall not make any change to its regulatory filings, including its Investigational New Drug application, which would likely have an impact on any Fujifilm Regulatory Responsibility without prior agreement with Fujifilm.

5.3 Recalls. If the Customer recalls any Product (voluntarily or by order of a governmental authority) or is required to respond to inquiries of governmental authorities relating to the Products [***].

5.4 No Debarment.

5.4.1 Each party represents and warrants to the other that neither it nor any of its officers, directors, or its employees performing services under this Agreement has been debarred, or convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code §§335(a) and (b), sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320 a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any federal agency or program.

5.4.2 If during the Term, any party or any of its officers, directors, or its employees performing services under this Agreement becomes so debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, (i) if such party is Fujifilm, the Customer may terminate this Agreement and all SoWs, (ii) if such party is the Customer, Fujifilm may terminate this Agreement and all SoWs, and (ii) if it is another person, the applicable party will immediately notify the other party and remove such person from performing any services, and, unless the adverse consequences can be cured by removing such person from performing the services, the other party may terminate all affected SoWs.

6. Conforming batches AND NON-CONFORMING BATCHES

6.1 Each cGMP Batch will be determined by Fujifilm to be a Conforming Batch or a Non-Conforming Batch before or in connection with the Disposition of the Batch.

6.2 Deviations will be handled in accordance with the Quality Agreement and, for the avoidance of doubt, the Customer acknowledges that the occurrence of a Deviation does not automatically mean that a Batch is a Non-Conforming Batch.

6.3 In respect of Conforming Batches, Fujifilm will complete Disposition, and issue a certificate of analysis, a cGMP compliant statement (i.e. a certificate of compliance), and such other documentation as required by the QA Documents for such Batch on the date of such Disposition. The Customer will have the right to inspect the Batches following Disposition to determine if they are Non-Conforming Batches in accordance with its own release process and the Quality Agreement. The provisions of clauses 6.4 to 6.6 shall apply to Non-Conforming Batches only.

6.4 If a Batch is a Non-Conforming Batch and the cause of that Batch being a Non-Conforming Batch is [***], then the Customer shall pay the Charges relating to the Non-Conforming Batch in full and the relevant Manufacturing Stage, Disposition and all related and ancillary activities shall be deemed to have been completed under the Scope of Work. Any further work in relation to such a Non-Conforming Batch (such as analysis of the Batch) or manufacture of a replacement cGMP Batch (if required by Customer) shall be carried out at a time and price to be agreed in writing by the parties in a Change.

6.5 If a Batch is a Non-Conforming Batch and the cause of the Batch being a Non-Conforming Batch is a failure by Fujifilm to comply with clause 4.4, then Fujifilm shall, [***]:

6.5.1 use Commercially Reasonable Efforts to manufacture a replacement cGMP Batch (“Replacement Batch”) as soon as is reasonably practicable. In these circumstances the Customer shall pay for:

(a) all Charges in respect of the original Non-Conforming Batch in accordance with the SoW (save that any instalments of the Charges which are not due until after the date that the Non-Conforming Batch is determined to be a Non-Conforming Batch shall become due on completion of the Replacement Batch); and

(b) the Charges for the Ancillary Services provided in relation to the Replacement Batch but the Fujifilm Services provided in relation to the Replacement Batch shall be free of charge; or

6.5.2 [***].

6.6 If the Customer requests delivery of a Non-Conforming Batch, the parties shall agree in writing (in a Change) on fair consideration payable for that Non-Conforming Batch. Fujifilm agrees to deliver a Non-Conforming Batch to the Customer on the express condition that it (a) will not be used for human or clinical trials; (b) will be labeled as “Not for Human Use”; and (c) is subject to the Customer’s indemnity given under clause 10.6.3.

6.7 [***].

6.8 If the parties cannot agree if a Batch is a Conforming Batch or a Non-Conforming Batch and/or if the cause of a Batch being a Non-Conforming Batch is not agreed by the parties following the exhaustion of the processes set out in the Quality Agreement, then this clause 6.8 shall apply:

6.8.1 the parties will first exhaust the investigation/resolution options set out in the Quality Agreement including reference to the Material Review Board (“MRB”) under the Quality Agreement;

6.8.2 if the MRB is unable to resolve this matter then the documentation related to the applicable Batch will be reviewed by an independent GMP consultant acceptable to both parties. The result of such independent review will be binding for both parties solely for the purpose of determining whether the Batch is a Non-Conforming Batch or if the cause of a Batch being a Non-Conforming Batch is a Fujifilm failure to comply with clause 4.4;

6.8.3 if the independent GMP consultant finds that the Batch is not a Non-Conforming Batch or that the event that caused the Batch to be a Non-Conforming Batch was not caused by a Fujifilm failure to comply with clause 4.4, the Customer will pay Fujifilm for the Batch in question in accordance with clause 6.4;

6.8.4 if the independent GMP consultant finds that the Batch is a Non-Conforming Batch and that the event that caused the Batch to be a Non-Conforming Batch was caused by a Fujifilm failure to comply with clause 4.4, the remedial procedure set out in clause 6.5 will be applied; and

6.8.5 unless otherwise agreed by the parties, the costs associated with the independent GMP consultant will be paid by the party against whom the independent GMP consultant finds.

7. Delivery, TITLE AND RISK

7.1 Delivery by Fujifilm to the Customer, or the Customer’s designee, of any material in connection with the Program including any quantity of Product manufactured during the Program, any Process-Specific Equipment, or Process-Specific Consumables and return of any samples and cell lines supplied by the Customer (“Materials”) will be made Ex Works the Facility (Incoterms 2010) and clauses 7.2 to 7.5 shall apply to such Materials. Fujifilm shall package the relevant Material ready for shipment in accordance with the Customer’s reasonable instructions.

7.2 Delivery of Materials will be deemed to be complete on the date which Fujifilm makes the Materials available for collection by the Customer (which is the point of delivery as set forth in Ex Works (Incoterms 2010)) following notification, of at least [***], by Fujifilm to the Customer that it will make those Materials available for collection (the “Delivery Date”). For the avoidance of doubt, Product subject to Disposition will not be made available for collection by the Customer until Disposition is complete.

7.3 [***], Fujifilm may, at Fujifilm’s election, destroy or store the Materials at the Customer’s risk and expense. For clarity, no storage fee is payable for the first [***] after the date of first notice, all notices pursuant to this clause must be provided in accordance with clause 19, and title and risk of loss for such stored Material passes to the Customer as set forth in clause 7.4.

7.4 Risk in Material shall pass to the Customer on the Delivery Date.

7.5 Title to the Product shall pass to the Customer on the Delivery Date.

7.6 From time to time Fujifilm may agree to store Materials (including intermediate Product for future processing) for Customer. If Fujifilm agree to store Materials the parties will enter into a storage agreement on Fujifilm’s standard terms.

7.7 Delivery of any materials which the Customer is required to supply to Fujifilm pursuant to the SoW shall be delivered to Fujifilm DDP the Facility (Incoterms 2010). Risk in those materials remains with the Customer.

8. Price and Payment

8.1 Under this Agreement, and the relevant Scope of Work, the Customer appoints, on a non-exclusive basis, Fujifilm to carry out services concerning the research and development, testing, manufacture, and Disposition of the Product by Fujifilm under a Program. The

Charges relate specifically to those services and are not in consideration of the supply of any material (including Product) which Fujifilm may produce as a consequence of the performance of those services.

8.2 The Customer shall pay to Fujifilm for each Program:

8.2.1 the fees for the Fujifilm Services as set out in the relevant Scope of Work; and

8.2.2 the fees for Ancillary Services in accordance with Schedule 1,

together the “Charges”.

8.3 Fujifilm may invoice the Customer for the Charges in respect of each Program in accordance with the terms set out in the Scope of Work and Schedule 1.

8.4 The Customer shall pay each invoice issued to it by Fujifilm within [***] of the invoice, in full and in cleared funds in the currency specified in the Scope of Work by electronic transfer to the financial institution specified in the relevant invoice.

8.5 The Charges are exclusive of any Tax which may apply and which shall be payable by the Customer to Fujifilm at the rate prescribed by law. For clarity, tax on Fujifilm’s income, personnel, and assets will be the sole responsibility and liability of Fujifilm.

8.6 If there is a change in the rate of Tax payable or in the Tax treatment of some or all of the services provided by Fujifilm or the Product, a change of law or practice or interpretation of the existing legislation or revised determination by HMRC (Her Majesty’s Revenue and Customs) or the IRS (Internal Revenue Service), then the Customer agrees that Fujifilm shall be entitled, where Tax is imposed on a supply by Fujifilm under or in connection with this Agreement, to invoice the Customer (in a valid Tax invoice) for a sum equal to the amount of the Tax which becomes due on that supply and any fees or interest which HMRC or the IRS levies on Fujifilm in relation to the outstanding sums or non-payment. The Customer shall pay those invoices in accordance with clause 8.4.

8.7 The Customer shall:

8.7.1 be responsible for the collection, remittance and payment of any or all taxes, charges, levies, assessments and other fees of any kind imposed by governmental or other authority in respect of the purchase, importation, exportation, sale or other distribution of any Materials delivered to it by Fujifilm in connection with the Program; and

8.7.2 make all payments under this Agreement without withholding or deduction of, or in respect of, any tax unless required by law. If withholding tax is deducted then the Customer will provide all documentation required to enable Fujifilm to recover the tax withheld.

8.8 Without prejudice to any other right or remedy that it may have, if the Customer fails to pay any undisputed sum to Fujifilm on the due date for payment:

8.8.1 the Customer shall pay interest on the overdue amount at the rate of [***]. Such interest shall be payable in respect of the period from the due date until actual payment of the overdue amount (whether before or after judgment) in accordance with clause 8.4; and

8.8.2 [***].

8.9 If the Customer disputes the payment of any Charges or a part of them, the Customer shall:

8.9.1 notify Fujifilm of the disputed amount within [***] of the invoice in which such disputed amount is included giving reasonable details of the dispute and must be made in good faith; and

8.9.2 pay the amount of Charges not in dispute in accordance with clause 8.4,

and the dispute shall be dealt with under the dispute resolution process set out in clause 17.

9. FUJIFILM Warranties.

9.1 Fujifilm warrants that:

9.1.1 Fujifilm is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

9.1.2 the Fujifilm Services will be performed in accordance with clause 4.4;

9.1.3 the Services shall be performed in accordance with all Applicable Laws and this Agreement;

9.1.4 title to Product will pass to the Customer under this Agreement free and clear of any security interest, lien, or other encumbrance; and

9.1.5 to Fujifilm’s knowledge, the use by Fujifilm or the Customer of Fujifilm’s Background IP or Fujifilm’s Confidential Information will not infringe, misappropriate, or violate any third party’s Intellectual Property Rights.

10. Liability

10.1 Nothing in this Agreement limits or excludes the liability of any party to the other for any liability that is not permitted to be limited or excluded by law or results from death or personal injury caused by its negligence (and clauses 10.2 to 10.7 are expressly agreed to be subject to this clause 10.1).

10.2 [***]:

10.2.1 TO THE EXTENT THERE HAS BEEN NO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY [***]:

(a) IN RESPECT OF ANY AND ALL LIABILITY ARISING UNDER ANY NON-MANUFACTURING STAGE UNDER A SOW, [***] LIABILITY SHALL BE LIMITED TO AN AMOUNT EQUAL TO [***]; AND

(b) IN RESPECT OF ANY AND ALL LIABILITY ARISING UNDER A MANUFACTURING STAGE (INCLUDING LIABILITY RELATING TO THE MANUFACTURE OF, OR FAILURE TO MANUFACTURE, A BATCH), [***] LIABILITY SHALL BE LIMITED TO AN AMOUNT EQUAL TO [***]; OR

10.2.2 TO THE EXTENT THERE HAS BEEN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY [***]

(a) IN RESPECT OF ANY AND ALL LIABILITY ARISING UNDER A NON-MANUFACTURING STAGE UNDER A SOW, [***] LIABILITY SHALL BE LIMITED TO AN AMOUNT EQUAL TO [***]; AND

(b) IN RESPECT OF ANY AND ALL LIABILITY ARISING UNDER A MANUFACTURING STAGE, (INCLUDING LIABILITY RELATING TO THE MANUFACTURE OF, OR FAILURE TO MANUFACTURE, A BATCH), [***] LIABILITY SHALL BE LIMITED TO AN AMOUNT EQUAL TO [***]; AND

10.2.3 IN RESPECT OF ANY AND ALL LIABILITY ARISING UNDER A SCOPE OF WORK, [***] LIABILITY SHALL BE LIMITED IN [***]; AND

10.2.4 IN RESPECT OF ANY OTHER LIABILITY RELATING TO THIS AGREEMENT FALLING OUTSIDE THE SCOPE OF CLAUSES 10.2.1, 10.2.2 AND 10.2.3, THE [***] TOTAL LIABILITY SHALL BE [***].

10.3 [***] WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), FOR BREACH OF STATUTORY DUTY OR OTHERWISE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR: LOSS OF PROFIT; LOSS OF BUSINESS; DEPLETION OF GOODWILL; LOSS OF ANTICIPATED SAVINGS; LOSS OR CORRUPTION OF DATA OR INFORMATION; OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PURE ECONOMIC LOSS, COSTS, DAMAGES, CHARGES OR EXPENSES.

10.4 Liability for Product and Drug Product: the Customer shall Indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates arising out of or resulting from the use or resale of the Product or the Drug Product or any other deliverable arising out of the Program [***].

10.5 Liability for the Process: the Customer shall Indemnify Fujifilm from and against all Liabilities arising from third party claims incurred by Fujifilm or its Affiliates arising out of or resulting from the use or operation of the Process (or any Part of the Process) [***].

10.6 Liability for Non-Conforming Batches:

10.6.1 THE PROVISIONS OF CLAUSE 6 SHALL APPLY TO NON-CONFORMING BATCHES AND FUJIFILM SHALL HAVE NO LIABILITY IN RESPECT OF NON-CONFORMING BATCHES EXCEPT TO COMPLY WITH CLAUSE 6.

10.6.2 FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER (WHETHER AS TO COMPLIANCE WITH CGMP OR OTHERWISE) IN RESPECT OF THE USE BY THE CUSTOMER OF ANY BATCH IDENTIFIED BY FUJIFILM TO THE CUSTOMER AS A “NON-CONFORMING BATCH” EITHER PRIOR TO DELIVERY THEREOF TO THE CUSTOMER, OR PRIOR TO THE CUSTOMER’S USE OF SUCH NON-CONFORMING BATCH.

10.6.3 If the Non-Conforming Batch is delivered to the Customer pursuant to clause 6.6, the Customer shall fully Indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates in any third party claim arising out of or resulting from the use of that Non-Conforming Batch after such delivery.

10.6.4 The Customer uses any material produced in an identified Non-Conforming Batch at its own risk and shall undertake such tests as are necessary in order to satisfy itself that such materials are fit for the purposes for which the Customer proposes to use such materials.

10.7 Liability for Demonstration and Engineering Batches

10.7.1 FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER (WHETHER AS TO COMPLIANCE WITH CGMP OR OTHERWISE) IN RESPECT OF THE DEMONSTRATION BATCHES OR ENGINEERING BATCHES OR THE USE BY THE CUSTOMER OF AN ENGINEERING BATCH OR DEMONSTRATION BATCH.

10.7.2 FUJIFILM SHALL HAVE NO LIABILITY TO THE CUSTOMER IN CONNECTION WITH THE USE BY THE CUSTOMER OF THE DEMONSTRATION BATCHES OR ENGINEERING BATCHES.

10.7.3 The Customer shall fully Indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates in any third party claim arising out of or resulting from the use of the Demonstration Batches or Engineering Batches after their delivery to the Customer.

10.7.4 The Customer uses any material produced in a Demonstration Batch or Engineering Batch at its own risk and shall undertake such tests as are necessary in order to satisfy itself that such materials are fit for the purposes for which the Customer proposes to use such materials. Customer expressly agrees that Product produced pursuant to a Demonstration Batch or an Engineering Batch is not suitable, and will not be used, for human consumption or use or in clinic trials.

10.8 ALL WARRANTIES, CONDITIONS AND OTHER TERMS, EXPRESS (OTHER THAN THOSE SET OUT IN THIS AGREEMENT) OR IMPLIED, STATUTORY, CUSTOMARY OR OTHERWISE WHICH BUT FOR THIS CLAUSE 10 WOULD OR MIGHT SUBSIST IN FAVOR OF THE CUSTOMER, ARE (TO THE FULLEST EXTENT PERMITTED BY LAW) EXCLUDED FROM THIS AGREEMENT INCLUDING, IN PARTICULAR, ANY IMPLIED WARRANTIES RELATING TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NON-INFRINGEMENT.

10.9 No claim for Liabilities incurred pursuant to the Quality Agreement may be made under the Quality Agreement by any party. Accordingly, performance of the Quality Agreement shall be deemed to be performance under the SoW to which the Quality Agreement relates and, as such, any breach of the Quality Agreement shall be deemed to be a breach of the relevant SoW and all Liabilities shall be construed and limited in accordance with this clause 10.

10.10 If the parties enter into a Scope of Work for stability or analytical services subject to this Agreement, the parties agree that such services shall be incidental and it is therefore reasonable that such Scope of Work may contain lower limits on Fujifilm’s Liability than are contained in this Agreement, in which case such limitation as set out in such Scope of Work shall apply to such Scope of Work.

10.11 Each party agrees to take all reasonable steps to mitigate any Liabilities that it may seek to claim from the other under or in connection with this Agreement including pursuant to any Indemnity.

10.12 If a party is entitled to benefit from an Indemnity (the “Indemnified Party”) from another party (the “Indemnifying Party”) in accordance with this Agreement (an “Indemnity Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of the Indemnity Claim (providing all necessary details) and the Indemnifying Party shall at its own expense conduct all negotiations and any litigation arising in connection with the Indemnity Claim provided always that:

10.12.1 the Indemnifying Party shall consult the Indemnified Party on all substantive issues which arise during the conduct of such litigation and negotiations and shall take due and proper account of the interests of the Indemnified Party;

10.12.2 the Indemnifying Party shall not settle or compromise the Indemnity Claim without the Indemnified Party's prior written consent (not to be unreasonably withheld or delayed) and shall ensure that any settlement or compromise does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party;

10.12.3 the Indemnified Party shall not make any admissions or admit liability in relation to the Indemnity Claim or otherwise settle any Indemnity Claim without the written agreement of the Indemnifying Party;

10.12.4 the Indemnified Party shall fully cooperate and assist the Indemnifying Party, at the Indemnifying Party’s cost and expense, in relation to the Indemnity Claim (without limiting the extent of the Indemnity);

10.12.5 the Indemnified Party may participate in the Indemnity Claim through counsel of its own choosing at its own expense; and

10.12.6 the failure to deliver prompt written notice to the Indemnifying Party of any Indemnity Claim, to the extent prejudicial to its ability to defend such Indemnity Claim, shall relieve the Indemnifying Party of its obligation to the Indemnified Party to Indemnify only to the extent of such prejudice.

10.13 Each party shall maintain, [***] adequate insurance (which may be through self-insurance) to enable it to satisfy its Liabilities under this Agreement as they arise.

11. Intellectual Property

11.1 Subject to clauses 11.2 and 11.8.2, no party shall acquire any right, title or interest in another party’s Background IP.

11.2 The Customer grants to Fujifilm a royalty-free, non-transferable, non-exclusive, revocable licence to use Customer’s Background IP for the exclusive purpose of performance of the Program for the Customer. Except as express set forth in the prior sentence, Fujifilm receives no license, right, title or interest in or to the Product, Customer Confidential Information, Customer’s Background IP or Customer Foreground IP and all such rights are reserved by Customer. To the extent any of Customer’s Background IP is licensed from any third-party, Fujifilm will comply with all restrictions and limitations related to such Background IP and its use as set forth in the applicable SoW(s). Customer warrants that to Customer’s knowledge, the use by Fujifilm of Product, Customer’s Background IP or Customer’s Confidential Information will not infringe any third party’s Intellectual Property Rights.

11.3 Unless separately agreed by the parties in a SoW, the parties shall not enter into any SoW for delivery of materials (including any cell bank or cell paste) comprising Fujifilm Expression Technology unless and until a licence is granted in writing on terms to be agreed under the relevant Background IP.

11.4 All title to and all rights and interest in any Customer Foreground IP shall vest in Customer. Fujifilm hereby assigns to the Customer all title to and all rights and interest it owns in any Customer Foreground IP.

11.5 All title to and all rights and interest in any Fujifilm Foreground IP shall vest in Fujifilm. The Customer hereby assigns to Fujifilm all title to and all rights and interest it owns in any Fujifilm Foreground IP.

11.6 If requested to do so by another party, each party shall at the expense of the requesting party execute all documents and do all such further acts as the requesting party may reasonably require to perfect the assignment under clause 11.4 or 11.5.

11.7 Fujifilm grants to Customer a royalty free, non-exclusive, perpetual, irrevocable, worldwide licence to use the Fujifilm Foreground IP for the exclusive purpose of researching, developing, manufacturing, having manufactured, selling, and importing the Product and reasonable modifications, extensions, and expansions of the Product.

11.8 Technology Transfer to the Customer or Alternative Manufacturers.

11.8.1 Subject, if and to the extent applicable, to the grant of a written licence to Fujifilm Expression Technology employed in a Program, upon the written request of the Customer and provided that the Customer is not in material breach of this Agreement (which material breach is incurable or has not timely been cured by the Customer, as the case may be), the Customer shall be permitted to transfer the Process to itself or another manufacturer (an “Alternate Manufacturer”) for the manufacture of the Product and reasonable modifications, extensions, and expansions of the Product. Upon receipt of such request, Fujifilm shall provide reasonably requested documents (including the Product batch records and release reports, technology transfer guidance and summary report and Process protocols) to complete such technology transfer at Customer’s cost. If the Customer requires or reasonably requests technical support in relation to the Process transfer, then Fujifilm shall make such reasonable technical support available to the Customer, with the scheduling of such technical support to be mutually agreed upon by the parties. The Customer shall reimburse Fujifilm for any costs and expenses incurred by Fujifilm in connection with producing the documents and providing the support set forth in this clause, with costs for Fujifilm’s internal resources charged on a man day rate based upon Fujifilm’s then-prevailing standard charge for technical support;. Fujifilm shall allow the Customer rights to cross-reference Fujifilm’s drug master files and other regulatory submissions and approvals to the extent necessary or used for the production of Product by Fujifilm using some or all of the Process and to the extent such information is not included in the materials transferred to the Customer pursuant to this Clause 11.8.1.

11.8.2 [***].

12. Intellectual Property Indemnity

12.1 Fujifilm shall fully Indemnify the Customer and its Affiliates (“Customer Indemnitees”) from and against all Liabilities incurred by a Customer Indemnitee arising out of any third party claim that the use of Fujifilm’s Background IP or Fujifilm’s Confidential Information in performing a Program infringes, misappropriates, or violates a third party’s Intellectual Property Rights.

12.2 The Customer shall fully Indemnify Fujifilm from and against all Liabilities incurred by Fujifilm or its Affiliates arising out of any third party claim that Fujifilm’s use of materials, Product, Customer’s Confidential Information, or Customer’s Intellectual Property Rights, in each case provided by the Customer and used in accordance with this Agreement, infringes, misappropriates, or violates a third party’s Intellectual Property Rights.

12.3 If a third party claim is made in accordance with clause 12.1 or 12.2 then the Indemnified Party may require the Indemnifying Party to provide proof that it has adequate financial means to pay out under the indemnity provisions provided for in those clauses (for example by way of set aside capital or insurance). If the Indemnifying Party cannot provide reasonable evidence that has the financial standing to meet its obligations with respect to the Indemnities under the applicable clause then the Indemnified Party has the option to terminate this Agreement on written notice. If a Party exercises its option to terminate under this clause 12.3 then (without prejudice to the survival of the relevant Indemnity obligations) such termination shall be treated as a termination under clause 15.2.2 (and, for clarity, if the termination is by Fujifilm, clause 15.5.2 shall apply).

13. Confidentiality

13.1 Each party (the “Receiving Party”) agrees with the other (the “Disclosing Party”):

13.1.1 to keep the Disclosing Party’s Confidential Information confidential;

13.1.2 not to access or use the Disclosing Party’s Confidential Information save for the purposes of:

(c) complying with its obligations under this Agreement and each Scope of Work;

(d) complying with, or exercising its rights under, any confidentiality disclosure agreement then in force between the parties; or

(e) undertaking activity by and between the parties to enable the parties to explore a new business opportunity involving the Customer and one or more of the other parties (“New Opportunity”);

13.1.3 not to disclose the Disclosing Party’s Confidential Information to a third party other than to the Receiving Party’s:

(a) Affiliates;

(b) officers and employees and those of its Affiliates that need to know the Confidential Information for the purpose of performing its obligations under this Agreement or in relation to a New Opportunity;

(c) contractors and sub-contractors, professional advisers, consultants and agents and those of its Affiliates who are engaged to advise that party in connection with the Program or this Agreement or in relation to a New Opportunity; and

(d) any other person to whom the Disclosing Party agrees in writing that Confidential Information may be disclosed in connection with the Program,

the “Authorized Third Parties”.

13.2 The Receiving Party shall procure that each of the Authorized Third Parties keeps the Disclosing Party’s Confidential Information confidential in accordance with this clause 13 and shall remain primarily liable to the Disclosing Party for any act or omission of any of the Authorized Third Parties.

13.3 The Receiving Party shall within [***] days of receipt of the Disclosing Party’s written request (including after termination of this Agreement and any Scope of Work):

13.3.1 deliver up to the Disclosing Party all items and copies of all or any Confidential Information of the Disclosing Party;

13.3.2 expunge or make irretrievable all Confidential Information of the Disclosing Party from any computer or other similar device in which it is stored and, if further requested, certify in writing signed by an authorized representative that it has done the same (provided that this clause 13.3.2 shall not apply to automatically archived electronic files or electronic back-ups made in the ordinary course of business, on secured central servers, which cannot reasonably be deleted and such electronic files shall be retained subject to the obligations of confidence set out in this clause 13); and

13.3.3 destroy all hard copies of notes, analyses or memoranda containing the Disclosing Party’s Confidential Information (and, if further requested, certify in writing signed by an authorized representative that it has done the same)

provided that the Receiving Party shall be entitled to retain copies of the Confidential Information to enable it to monitor its obligations under this Agreement or which is required to be maintained by applicable laws or a governmental authority for which it has a continuing license to use such Confidential Information, in each case, subject always to the obligations of confidence under this Agreement.

13.4 Confidential Information shall not include information which:

13.4.1 is, or becomes, generally available to the public other than as a direct or indirect result of the information being disclosed by the Receiving Party or its Authorized Third Parties in breach of this Agreement (except that any compilation of otherwise public information in a form not publicly known shall still be treated as Confidential Information);

13.4.2 was available to the Receiving Party on a non-confidential basis prior to disclosure by the Disclosing Party;

13.4.3 was, is, or becomes available to the Receiving Party on a non-confidential basis from a person who, to the Receiving Party’s knowledge, is not under any confidentiality obligation in respect of that information;

13.4.4 is developed by or for the Receiving Party independently of and without use or reference to the information disclosed by the Disclosing Party;

13.4.5 is necessarily disclosed by the Receiving Party pursuant to a statutory or regulatory obligation, but then only to the extent of such required disclosure and save that the Receiving Party shall, to the extent it is lawful to do so, give prompt notice to the Disclosing Party of any such potential disclosure and allow the Disclosing Party a reasonable opportunity to limit such disclosure; or

13.4.6 the Disclosing Party and the Receiving Party agree in writing is not confidential.

13.5 The Customer may use and disclose Confidential Information of Fujifilm solely to the extent necessary in communications with existing or prospective investors, sub-licensees or commercial partners of the Customer provided that: (a) such recipients are under obligations of confidentiality obligations at least as restrictive as the terms of this clause 13; (b) none of the financial terms or other commercially sensitive terms of the Agreement are disclosed to any such investor, sublicensee or commercial partner without the prior written consent of Fujifilm; and (d) such recipients are treated as Authorized Third Parties for the purposes of clause 13.2.

14. Change

14.1 If a party wishes to change (“Change”) any aspect of this Agreement or any Scope of Work (including if additional or different work is requested or required such as the production of a different number of Batches or if such work is required to be carried out at a different time or if actual circumstances differ from the assumptions set out in the Scope of Work (including if such assumptions cannot be met at all or in a timely fashion)), then Fujifilm shall draft a Change document using its standard format for that Change and the Change shall not be effective until the applicable Change document is signed by each party.

14.2 If the parties are unable to agree the terms of a Change and the dispute resolution process set out in clause 17 has been unsuccessfully exhausted, then [***].

15. DELAY, Cancellation, Termination AND CONSEQUENCES

15.1 Delay:

15.1.1 If the Customer either causes or requests a delay to any Stage, Stages, or the Program as a whole and that delay prevents, or will prevent, Fujifilm from performing a Manufacturing Stage or the Program as a whole in accordance with the Scope of Work (a “Delay”) and the parties cannot agree a Change to accommodate that Delay:

(a) then either the Batch Cancellation Fee(s) or the Program Cancellation Fee (as applicable) shall be payable; and

(b) the Batch Cancellation Fee or Program Cancellation Fee (as applicable) shall be calculated by reference to the date on which notice was given by the Customer in relation to the Delay if such notice is given, or the date on which the Delay becomes apparent to Fujifilm.

15.1.2 If the parties agree to a Change to accommodate the Delay and that results in the Delayed Stage(s) or Program (as applicable) being performed partially within the original period reserved for the Delayed Stage(s) or Program as a whole, then the Batch Cancellation Fee(s) or the Program Cancellation Fee (as applicable) shall be reduced proportionally to reflect the period of time that the program was Delayed (as determined by Fujifilm acting reasonably).

15.2 Termination of this Agreement as a Whole. Fujifilm collectively or the Customer shall be entitled to terminate this Agreement (and all Scope of Works made under it) immediately upon giving notice to the other if:

15.2.1 the other party commits a material breach of this Agreement and such breach:

(a) is not capable of cure (a breach shall be considered capable of cure if the party in breach can comply with the provision in question in all respects other than as to time of performance); or

(b) is capable of cure, and the breaching party fails to cure the breach within a reasonable period (not to exceed 60 days) after receipt of notice giving full particulars of the breach and requiring it to be cured, provided, however, that such cure period shall be suspended during any time that a party seeks resolution of a dispute as to whether an alleged material breach occurred pursuant to clause 17;

15.2.2 the other party takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction; or

15.2.3 [***].

15.3 Termination of a Stage/Scope of Work by the Customer for Convenience

15.3.1 The Customer may cancel a Non-Manufacturing Stage or Non-Manufacturing Program for convenience by giving written notice to Fujifilm, in which case:

(a) the SoW shall terminate in respect of that Stage if a Stage is being terminated but in all other respects the SoW shall continue in full force;

(b) the SoW(s) in respect of that Program shall terminate if a Program as a whole is being terminated; and

(c) the Customer shall pay Fujifilm the Charges that are due for the Fujifilm Services that have been performed and [***] of the Charges for the Fujifilm Services (other than those associated with any Manufacturing Stage) scheduled to be performed [***] plus any Charges owed in respect of Ancillary Services.

15.3.2 The Customer may cancel any Manufacturing Stage for convenience by giving written notice to Fujifilm, in which case:

(a) the SoW shall terminate in respect of that Stage;

(b) in all other respects the SoW shall continue in full force; and

(c) the Customer shall pay the Charges that are due for the Fujifilm Services that have been performed, the relevant Batch Cancellation Fee plus any Charges owed in respect of Ancillary Services.

15.3.3 The Customer may cancel a Scope of Work which includes Manufacturing for convenience by giving written notice to Fujifilm in which case:

(a) the SoW(s) in respect of that Program shall terminate; and

(a) the Customer shall pay the Charges that are due for the Fujifilm Services that have been performed, the Program Cancellation Fee plus any Charges owed in respect of Ancillary Services.

15.3.4 If a critical Stage, or more than one Stage, under a Program which includes Manufacturing is cancelled and that has the effect of cancelling that Program as a whole, then clause 15.3.3 shall apply instead of clauses 15.3.1 or 15.3.2.

15.4 Termination of a Program Due to Technical Issues.

15.4.1 Fujifilm may terminate a Program at any time up to completion of the Non-Manufacturing Stages by giving written notice to the Customer if it reasonably believes that Fujifilm will be unable to carry out and complete such Program in accordance with the Scope of Work(s) due to discovery of a factor (other than an breach by Fujifilm of this Agreement) which:

(a) materially adversely affects the development of the Process at the Facility; or

(b) materially adversely affects, or is likely to materially adversely affect, production of Product in the Facility when conducted in accordance with Fujifilm’s standard operating procedures; or

(c) is likely to have a material adverse effect on a customer’s Product licence (being the licence authorising marketing of a medicinal product granted by a Regulatory Authority (also known as a “Marketing Authorisation” in Europe)) or Manufacturing Licence (being the licence to manufacture biotechnology-derived Drug Substances issued to Fujifilm by the applicable Regulatory Authority) as a result of the Product being introduced into the Facility and that customer was a customer of Fujifilm prior to the Program commencement, provided that, in each case, the factor was not known and could not reasonably have been known at the commencement of the applicable Program, and provided further that Fujifilm has used Commercially Reasonable Efforts in its attempts to address the factor prior to such termination. [***].

15.4.2 If a party terminates a Program under clause 15.4.1 then the Customer shall pay the Charges that are due for the Fujifilm Services that have been performed and [***] of the Program Cancellation Fees plus any Charges owed in respect of Ancillary Services.

15.5 Termination of a Scope of Work for Breach

15.5.1 If any party commits a material breach of a Scope of Work, the non-breaching party may give written notice to the other party, specifying the nature of the material breach and, if such material breach is not remedied within a reasonable period (not to exceed 60 days) after receipt of such notice (provided, however, that the cure period shall be suspended during any time that a party seeks resolution of a dispute as to whether an alleged material breach occurred pursuant to clause 17), then the non-breaching party shall have the right, in its sole discretion, to immediately terminate that Scope of Work.

15.5.2 If Fujifilm terminates a Scope of Work under this clause 15.5 or all Scopes of Work under clause 15.2, then, without prejudice to Fujifilm’s other rights and remedies, the Program Cancellation Fee shall be payable by the Customer to Fujifilm plus any Charges owed in respect of Ancillary Services.

15.5.3 If the Customer terminates a Scope of Work under this clause 15.5 or all Scopes of Work under clause 15.2 then, for clarity, no Program Cancellation Fee or Batch Cancellation Fee, will be due by the Customer and such termination will be without prejudice to the Customer’s other rights and remedies.

15.6 If a party exercises any of its rights of termination in respect of only one or more SoWs then:

15.6.1 this Agreement shall terminate in respect of those SoWs and the provisions of this Agreement relating to termination of this Agreement shall apply in relation to those SoWs; and

15.6.2 in all other respects this Agreement shall continue in full force and those SoWs in respect of which the party has terminated this Agreement will be deemed to be removed from the definition of the SoWs.

15.7 Additional Consequences of Termination

15.7.1 The termination of this Agreement, any Scope of Work shall be without prejudice to the rights and remedies of any party which may have accrued up to the date of termination.

15.7.2 On termination of this Agreement or any SoW (as applicable) for any reason whatsoever:

(a) save as set out in clause 11, the relationship of the parties shall cease and any rights or licenses granted under or pursuant to this Agreement shall cease to have effect save as (and to the extent) expressly provided for in this clause 15;

(b) the provisions of the following clauses together with any provision which expressly or by implication is intended to come into or remain in force on or after termination shall continue in full force and effect clauses 1, 5.3, 8, 9, 10, 11, 12, 13, 15.7.2, 17, 18.2, 19, 23, and 24; and

(c) the Customer shall immediately pay to Fujifilm all of Fujifilm’s outstanding unpaid invoices and, in respect of Fujifilm Services and Ancillary Services supplied but for which no invoice has been submitted, Fujifilm may submit an invoice, which shall be payable immediately on receipt.

15.8 [***].

15.8.1 [***].

15.8.2 [***].

16. Force Majeure

16.1 Based on conditions as of the Effective Date, Fujifilm has the capacity to undertake the anticipated services under this Agreement. However, each party is unable to predict how the global COVID-19 pandemic (the “Pandemic”) may affect its ability to perform its obligations set forth in this Agreement or a Scope of Work. Effects of the Pandemic, including staff shortages (either as a result of government recommended/mandated physical isolation or distancing or illness of workers) and the inability to obtain required supplies or services, may require Fujifilm to alter the way its facilities operate after the Effective Date. As of the Effective Date, Fujifilm has a process to fairly address the needs of its various customers. However, each party acknowledges and accepts that factors arising from the Pandemic may impact a party’s ability to perform its obligations under this Agreement or a Scope of Work for an indeterminate period of time, and as a result, the expected timing of performance of a party’s obligation under a Scope of Work (except for payment of money) may need to be deferred to the extent affected by such unforeseen factors.

16.2 Subject to clause 16.3, no party shall be liable to the other(s) for any delay or non-performance of its obligations under any Scope of Work (except for the payment of money) arising from a Force Majeure Event.

16.3 If a party is delayed or prevented from performing its obligations due to a Force Majeure Event such party shall:

16.3.1 give notice of such delay or prevention due to the Force Majeure Event to the non-affected parties as soon as reasonably practical stating the commencement date and extent of such delay or prevention, the cause thereof and its estimated duration;

16.3.2 use reasonable endeavors to mitigate the effects of such Force Majeure Event, provided that such party shall not be required to procure materials or services at unreasonable prices or under unreasonable terms; and

16.3.3 resume performance of its obligations as soon as reasonably practicable.

16.4 If a party’s delay or prevention due to the Force Majeure Event in question continues for more than [***], the Customer may terminate the affected Scope of Work by giving notice to Fujifilm. The notice to terminate must specify the termination date, which must not be less than 5 (five) Business Days after the date on which the notice is given, and once such notice has been validly given, that Scope of Work will terminate on that termination date.

17. Dispute Resolution

17.1 Quality Disputes. If there is a dispute in relation to or in connection with the QA Documents, such dispute shall be dealt with in accordance with the procedures set out in the Quality Agreement.

17.2 Business Escalation.

17.2.1 In respect of any dispute concerning this Agreement (other than a dispute in connection with the QA Documents) the parties shall seek to resolve the matter as follows:

(a) by referral in writing summarizing the nature of the dispute by a party in the first instance to the decision of each party’s Program Manager;

(b) if the dispute is not resolved within 10 (ten) Business Days of its referral to the Program Managers it shall be referred to the decision of the Joint Steering Committee;

(c) if the dispute is not resolved within 10 (ten) Business Days of its referral to the Joint Steering Committee it shall be referred to the decision of each party’s Chief Business Officer; and

(d) if the dispute is not resolved within 10 (ten) Business Days of its referral to each party’s Chief Business Officer it shall be referred to the decision of each party’s President or Chief Executive Officer (as applicable/appropriate).

17.3 Arbitration. Except as otherwise set forth in clause 6.8, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof (including all issues or disputes regarding the existence, validity, scope or applicability of this agreement to arbitrate, the arbitrability of any claims, and the proper parties to the arbitration) shall be determined by arbitration in New York, New York and the arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, in each case before three arbitrators. The arbitration shall be conducted and the award shall be rendered in the English language. The arbitrators will have no authority to award any damages prohibited by this Agreement or any remedy that could not have been awarded by a state or federal court located in Delaware, USA. The arbitrators’ decisions and awards shall be provided in writing and shall include the basis on which they are made. The award rendered by the arbitrators shall be final, non-appealable and binding on the parties. Judgment on the award may be entered in any court having jurisdiction. During any such dispute, each party agrees to continue to perform its obligations under this Agreement if and until such performance is excused pursuant to the resolution of such dispute. In addition, each party hereby submits to the non-exclusive jurisdiction of the state and federal courts located in Delaware, USA for purposes of determining the arbitrability of any dispute, causing such party to appear for and participate in such arbitration, and enforcing any award granted by the arbitrators, and each party hereby submits to such jurisdiction.

17.4 General. Notwithstanding the provisions of this clause 17 any party may commence or take proceedings or seek remedies before the courts or any other competent authority for interim, interlocutory or injunctive remedies in relation to this Agreement.

18. Audit

18.1 Quality Audit:

18.1.1 The Customer may carry out quality audits at the times, and in accordance with the terms, set out in the Quality Agreement, provided that access by the Customer or its representatives to records, information, and systems shall be on a supervised basis, subject to the Customer complying with the security and confidentiality requirements of Fujifilm to protect information which relates to anything other than the Programs.

18.1.2 Audit access shall not be extended to Fujifilm’s confidential records, including details of financial transactions and contracts with third parties that relate to this Agreement.

18.1.3 If Fujifilm is in material breach of clause 4.4 of this Agreement or if the Customer reasonably believes that Fujifilm is in material breach of clause 4.4 of this Agreement, the Customer may upon giving reasonable written notice to Fujifilm carry out an audit on the same basis as in clause 18.1.1.

18.2 Books and Records.

18.2.1 Together with each invoice issued by Fujifilm to the Customer hereunder, Fujifilm shall provide reasonably detailed documentation to validate the amounts included on each invoice which are subject to the true-up mechanism contemplated in Schedule 1. The Customer may request reasonable additional validating information provided that (i) the Customer shall not request evidence validating a given amount more than once and (ii) it is acknowledged that Fujifilm may not provide copies of vendor invoices because Fujifilm may be prevented from doing so by law (including by vendor confidentiality obligations) and/or those invoices may not accurately represent the amounts invoiced to the Customer because of Fujfilm's use of SAP weighted average "actual cost”.

18.2.2 Fujifilm will provide reasonable support to the Customer in the event that the Customer is audited by a third party and requires information to demonstrate proper payment of Fujifilm invoices under a SoW.

19. Notices

19.1 Subject to clause 19.2 the parties may communicate with each other in any way that is normal in the course of their business.

19.2 Any notice required or permitted to be given under this Agreement shall only be effective if it is in writing, sent to a party at its address or email address and for the attention of the individual, as set out in Schedule 2 (or such other address, email address or individual as that party may notify the other in accordance with this clause 19) and is given in accordance with clauses 19.3 to 19.5 below.

19.3 Where a notice must be given to Fujifilm under clauses 3.2, 15 or 22.2 such notice must be given to FDBK, FDBT, FDBU and FDBD.

19.4 Notice may be given by hand or sent by email, recorded delivery, registered post or airmail and will be deemed to have been duly served:

19.4.1 if delivered by hand, at the time and date of delivery;

19.4.2 if sent by email, at the time and date of sending;

19.4.3 if sent by recorded delivery or registered post, 48 (forty-eight) hours from the date of posting (such date as evidenced by postal receipt); and

19.4.4 if sent by registered airmail, five days from the date of posting,

provided that, where in the case of delivery by hand or transmission by email, such delivery or transmission occurs either after 4.00pm on a Business Day, or on a day other than a Business Day, service will be deemed to occur at 9.00am on the next Business Day.

19.5 In proving service of a notice it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that no failed delivery message was received, as the case may be.

20. Export/IMPORT Controls AND SANCTIONS COMPLIANCE

20.1 The Customer shall at all times during the term of this Agreement comply with applicable Sanctions or Export/Import Laws and ensure that it has in place appropriate controls and safeguards to prevent any action being taken by it that would amount to or result in a violation of or non-compliance with any Sanctions or Export/Import Laws.

20.2 The Customer shall provide all information that Fujifilm may reasonably require from time to time in order for Fujifilm to assess or manage its compliance with Sanctions and Export/Import Laws (including provision of end-user statements or applicable Authorizations and notifying Fujifilm of any restrictions or export compliance obligations prior to providing Fujifilm access to controlled information/technology).

20.3 The Customer will not directly or indirectly use, sell, dispose of, (re)export, transship or otherwise transfer any Product, software, technology or Confidential Information: (a) unlawfully to any country in respect of which a Sanctions Authority maintains Sanctions or a Sanctioned Person; (b) in a manner that would expose Fujifilm to the risk of negative consequences under Sanctions; or (c) in violation of Export/Import Laws.

20.4 If any Authorization is required so that the performance of a Program does not contravene any Sanctions or Export/Import Laws, the Customer will at its own cost and expense obtain that Authorization and Fujifilm shall provide any commercially reasonable assistance (including reasonable information) that the Customer may require for the purposes of obtaining that Authorization. The Customer’s rights and Fujifilm’s obligations under this Agreement, any Scope of Work in relation to that Program shall immediately be suspended if any required Authorization is not obtained. In the event that the Customer’s rights and Fujifilm’s obligations are suspended for more than thirty (30) calendar days, a Program may be terminated immediately by Fujifilm giving written notice to the Customer. If Fujifilm terminates a Program under this clause 20.4 then the Customer shall pay the Charges that are due for the Fujifilm Services that have been performed during that Program and [***].

20.5 The Customer shall Indemnify Fujifilm against any and all Liabilities incurred by Fujifilm in any third party claim as a result of the Customer’s non-compliance with the terms of this clause 20.

20.6 In this clause 20 the following terms have the following meanings:

“Authorization”	all consents, licences, authorisations, approvals, permissions, registrations, certificates and clearances and any precondition in any relevant jurisdiction;
“Export/Import Laws”

(a) any laws of the United States of America, the United Kingdom, the European Union or of any of its Member States or Japan that relate to the control of (re)export, transfer or import of Products, software or technology and technical data; or (b) any other (re)export, transfer or import controls or restrictions imposed or adopted by any government, state or regulatory authority in a country in which obligations under this Agreement are to be performed;

“Sanctions”

any economic, financial, trade or other sanction, embargo, import or export ban, prohibition on transfer of funds or assets or on performing services or equivalent measure imposed by any Sanctions Authority or by the laws of any state or any union of states from time to time;

“Sanctions Authority”

means (a) the Security Council of the United Nations, (b) the Organization for Security and Co-operation in Europe, (c) the United Kingdom, (d) the European Union, (e) any Member State of the European Union, (f) the United States of America, (g) Japan (h) the governments and official institutions or agencies of any of paragraphs (a) to (h) above and (i) any other regulatory body imposing or enforcing sanctions legislation in any country or territory from which or into which the Customer is exporting or importing; and

“Sanctioned Person”

any person who appears on or is owned, operated or controlled by any person who appears on any list issued or maintained by any Sanctions Authority or is referred to in any list or public announcement issued by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time.

21. MODERN SLAVERY AND CORRUPTION

21.1 Each party shall endeavour to hold itself and its suppliers to the highest performance, ethical and compliance standards, including basic human rights, not engaging in any activity, practice or conduct which would constitute an offence under anti-slavery legislation in the United Kingdom, the USA or Denmark, encouraging fair and equal treatment for all persons, the provision of safe and healthy working conditions, respect for the environment, the adoption of appropriate management systems and the conduct of business in an ethical manner. In performing its duties under this Agreement, each party acknowledges the value and importance of performance and ethical behaviour in its performance under this Agreement.

21.2 Each party warrants that on the Effective Date and each SoW Effective Date, it, its directors, officers or employees have not offered, promised, given, authorized, solicited or accepted any undue pecuniary or other advantage of any kind (or implied that they will or might do any such thing at any time in the future) in any way connected with this Agreement or a SoW and that it has taken reasonable measures to prevent subcontractors, agents or other third parties, subject to its control or determining influence, from doing so.

21.3 The parties agree that, at all times in connection with and throughout the term of this Agreement, they will comply with and that they will take reasonable measures to ensure that their subcontractors, agents or other third parties will comply with all applicable anti-corruption legislation including the Bribery Act 2010, the Foreign Corrupt Practices Act 1977 and the Danish Criminal Code.

21.4 Each party shall not do, or omit to do, any act that would cause one of the other parties to be in breach of any anti-corruption legislation including the Bribery Act 2010, the Foreign Corrupt Practices Act 1977 and the Danish Criminal Code.

22. Assignment AND SUB-CONTRACTING

22.1 A party may assign or transfer all of its rights and responsibilities under this Agreement to:

22.1.1 an Affiliate, provided that such Affiliate has reasonable financial creditworthiness; or

22.1.2 a purchaser of all or substantially all of the equity of the assigning party, provided that such third party has reasonable financial creditworthiness and is not a Competitor; or

22.1.3 a purchaser of all or substantially all of assets to which this Agreement relates, provided that such third party has reasonable financial creditworthiness and is not a Competitor; or

22.1.4 an exclusive licensee of the Product, provided that such third party has reasonable financial creditworthiness and is not a Competitor,

but not otherwise without written consent of the other parties (such consent not to be unreasonably withheld or delayed) and provided that (a) the assignee agrees in writing to assume all obligations undertaken by its assignor in this Agreement and (b) in relation to assignment in part no such assignment shall relieve the assigning party of responsibility for the performance of any of its obligations under this Agreement.

22.2 If a party assigns or transfers all or any of its rights and responsibilities under clause 22.1 it shall immediately notify the other parties in writing.

22.3 Fujifilm may sub-contract all or any of its obligations under this Agreement provided that in relation to any subcontract manufacture, processing or handling of Product, Fujifilm must first obtain the Customer’s written consent (which may be by signature of the relevant SoW(s) which specify that an obligation will be sub-contracted) and such subcontractors must be appropriately and fully qualified in all respects to perform the applicable Services.

22.4 The appointment of any subcontractor shall not relieve the party sub-contracting from any liability or obligation under this Agreement and the party sub-contracting shall be responsible for all acts and omissions of the subcontractor, and its compliance or non-compliance with the terms of this Agreement, to the same extent as if they were its own acts or omissions.

23. General

23.1 Entire agreement: This Agreement contain all the terms which the parties have agreed with respect to their subject matter and supersede all previous agreements and understandings between the parties (whether oral or in writing) relating to such subject matter, including the Historic Documents. Each party acknowledges and agrees that it has not been induced to enter into this Agreement by a statement or promise which it does not contain. Each party confirms that save as otherwise expressly set out in this Agreement, the other party gives no warranties either in this Agreement or elsewhere in connection with the provision of the Programs. Nothing in this clause 23.1 shall exclude or limit a party’s liability for fraud, including fraudulent misrepresentation.

23.2 Third party rights: Save as expressly set out in this Agreement, the parties do not intend that any person who is not a party to this Agreement shall have any right to enjoy the benefit or enforce any of the terms of this Agreement.

23.3 Variations: With the exception of Changes, which shall be subject to clause 14, no variation of this Agreement shall be valid unless in writing and signed by a duly authorized representative of each of the parties. A party is entitled assume that a representative of another party is authorized to act on that party’s behalf if that individual is apparently or seemingly acting in the normal course of the business relationship. An exchange of emails shall not be capable of constituting an agreement to vary this Agreement.

23.4 Waiver: No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. The single or partial exercise by any party of any right, power or remedy under this Agreement shall not in any circumstances preclude any other or further exercise of it, or the exercise of any right, power or remedy. A waiver by any party of a breach of any provision of this Agreement shall not be considered as a waiver of a subsequent breach of the same or any other provision of this Agreement.

23.5 Severability: If any provision of this Agreement or a SoW is found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction then it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible that provision shall be deemed to be omitted from this Agreement or the SoW in so far as this Agreement or that SoW relates to that jurisdiction and the validity and enforceability of that provision in other jurisdictions and the other provisions of this Agreement or SoW shall not be affected or impaired.

23.6 Counterparts:

23.6.1 This Agreement may be executed in any number of counterparts. Any party may enter into this Agreement by executing a counterpart and all the counterparts taken together will constitute one and the same agreement. This Agreement shall not be effective until each party has signed one counterpart.

23.6.2 Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If this method of delivery is adopted, without prejudice to the validity of the Agreement so made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

23.7 Publicity: The parties anticipate that there may be opportunities for joint or independent press releases or other announcements relating to the activities contemplated hereby. Notwithstanding the foregoing, no party shall use the name of the other party(ies) or the names of the employees of the other party(ies) nor disclose the terms of this Agreement or any Scope of Work in any press releases, advertising or sales promotional material or in any publication without prior written permission of such party(ies), which may be withheld in such party(ies) sole discretion. This provision shall not restrict a party’s ability to use the other parties names and to disclose the terms of this Agreement or a Scope of Work to the extent, in the reasonable opinion of such party’s legal counsel, required by law or by the requirements of any nationally recognized securities exchange, quotation system, or over-the-counter market on which such party has its securities listed or traded. In the event that such disclosure is required as aforesaid, the disclosing party shall make reasonable efforts to provide the other parties with at least ten (10) Business Days’ advance notice and to coordinate reasonably with the other parties with respect to the wording and timing of any such disclosure, subject to the requirements of such securities laws.

23.8 Non-Exclusive Nature of Remedies: Unless otherwise expressly set forth in this Agreement, no remedies set forth herein shall be considered an exclusive remedy. Pursuit or receipt of any remedies by a party for breach of this Agreement by the other party does not constitute an election of remedies by such party to the exclusion of other remedies potentially available.

24. Governing Law

The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or any term of it and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature) shall be governed by, and construed in accordance with, the laws of the State of Delaware, USA and the USA.

IN WITNESS of the above the parties have signed this Agreement on the dates set out next to their signature.

Schedule 1 Charges

The Customer will pay to Fujifilm the Charges for the Fujifilm Services in accordance with the Scope of Work and clause 8 of the Agreement (the Fujifilm Services being the services to be performed by Fujifilm that are described in the relevant Scope of Work which are not Ancillary Services).

The Customer will also pay Charges to Fujifilm in consideration of the research and development and technical consultancy services in relation to the procurement, testing and management of Consumables; Subcontracted Work (including delivery of material to and from such subcontractors); Process-Specific Equipment (including installation and qualification thereof); Modifications; and Special Waste (the “Ancillary Services”) as calculated in accordance with this Schedule 1.

1. Charges for Consumables in Non-Manufacturing Stage and Manufacturing Stage

1.1 On the date(s) set out in the Scope of Work or otherwise mutually agreed in writing by the parties, the Customer shall pay to Fujifilm an amount in advance in consideration of the Ancillary Services relating to the purchase of Consumables intended to be used during the applicable Non-Manufacturing Stages and Manufacturing Stages. These amounts will be based upon an estimation of the sums required to purchase Consumables based upon Fujifilm’s historical data from previous manufactures at the applicable scale of production plus [***] (the “Consumables Advance Payment”).

1.2 On completion of each applicable Non-Manufacturing Stage or Manufacturing Stage, Fujifilm shall calculate the expenditure incurred in respect of Consumables procured for use during such Non-Manufacturing Stage or Manufacturing Stage and shall add a sum equivalent to [***], the aggregate amount being referred to as “Actual Production Expenditure”.

1.3 If the Actual Production Expenditure is greater than the Consumables Advance Payment plus any other amounts paid under paragraph 1.4, Fujifilm shall issue a further invoice for the Ancillary Services in relation to the Consumables for a sum equivalent to the difference. If the Actual Production Expenditure is less than the Consumables Advance Payment, Fujifilm shall issue a credit note (or refund if requested by the Customer) against the earlier invoice for a sum equivalent to the difference.

1.4 Each month, Fujifilm may issue an invoice to the Customer in relation to the Ancillary Services regarding any Consumables used during or procured for use in any Stage during the previous month (or if longer, since the last invoice under this paragraph 1.4 was issued) in amounts which are not covered by the Consumables Advance Payment equivalent to the expenditure on such additional Consumables during the previous month plus [***].

2. Additional Charges in Respect of Subcontracted Work, Process-Specific Equipment, Modifications and Special Waste

2.1 Fujifilm shall invoice the Customer for the Ancillary Services relating to the Subcontracted Work, Process-Specific Equipment, Modifications and disposal of Special Waste as the case may be in the same amount as the expenditure which Fujifilm incurs in respect of such Ancillary Services plus [***].

2.2 Fujifilm shall issue invoices for such Ancillary Services either at the time Fujifilm incurs expenditure in respect of the Subcontracted Work, Process-Specific Equipment, Modifications or disposal of Special Waste or as set out in the relevant SoW as the case may be.

3. Product Samples, Cell Banks and other materials on completion or termination

3.1 Prior to completion of each Program, the Customer shall notify Fujifilm what (if any) samples or cell banks used during the Program the Customer wishes Fujifilm to deliver to the Customer and delivery of those samples/cell banks shall take place in accordance with clause 7. If the Customer does not give any such notification to Fujifilm prior to completion of the Program, Fujifilm shall destroy such samples or cell banks at the Customer’s cost (provided that Fujifilm gives the Customer at least [***] prior notice of such destruction and the opportunity to take possession thereof during such [***] period).

3.2 Fujifilm shall, in a manner of its choosing, destroy any Product, samples, cell banks or other property of the Customer which remains in the possession of Fujifilm in excess of [***] following the effective date of termination (provided that Fujifilm gives the Customer at least [***] prior notice of such destruction and the opportunity to take possession thereof during such [***] period).

4. Batch Cancellation Fees

4.1 The Batch Cancellation Fee shall be:

4.1.1 the applicable percentage of the Batch Fee (in each case as detailed in the SoW) set out in the table below, which will reflect the period of time between:

(a) notice of cancellation of such Batch(es); and

(b) the then current scheduled date for commencement of the relevant Batch;

4.1.2 less any sums already received under the SoW for the Fujifilm Services in relation to the cancelled Batch(es) that have not been performed at the time the Batch Cancellation Fee is calculated.

4.2 Percentage of Batch Fee payable in respect of Batches to be manufactured by FDBK, FDBT or FDBU:

[***]

4.3 Percentage of Batch Fee payable in respect of Batches to be manufactured by FDBD:

[***]

5. Program Cancellation Fees

5.1 The Program Cancellation Fee shall be:

5.1.1 the Batch Cancellation Fee for each cancelled Batch in the Program determined in accordance with Section 4 of this Schedule 1,

5.1.2 plus [***] for the Fujifilm Services (other than those associated with any Manufacturing Stage) scheduled to be performed [***],

5.1.3 less any sums already received under the SoW(s) for the Fujifilm Services in relation to the cancelled element of the Program that have not been performed at the time the Program Cancellation Fee is calculated.

5.2 For the avoidance of doubt, the Customer will not be expected to pay both Batch Cancellation Fees and Program Cancellation Fees, and the Program Cancellation Fee for Non-Manufacturing Program are solely the fees described in clause 15.3.1.

Schedule 2 Addresses for Notice

FDBK: [***]	Copied to: [***]
FDBT: [***]	Copied to: [***]
FDBU: [***]	Copied to: [***]
FDBD: [***]	Copied to: [***]
Customer: [***]	Copied to: [***]

Schedule 3 - Competitors

[***]

Signature Page

SIGNED for and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES TEXAS, LLC:

Signature: /s/ Gerry Farrell Title: Chief Operating Officer Date: October 26, 2020

SIGNED for and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES U.S.A., INC:

Signature: /s/ Chris Vannais Title: Chief Operating Officer Date: October 26, 2020

SIGNED for and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED:

Signature: /s/ Paul Found Title: Chief Operating Officer Date: October 26, 2020

SIGNED for and on behalf of BIOGEN (DENMARK) MANUFACTURING APS:

Signature: /s/ Lars Petersen Title: Chief Operating Officer Date: October 25, 2020

SIGNED for and on behalf of ALLAKOS, INC.:

Signature: /s/ Robert Alexander Title: Chief Executive Officer Date: October 23, 2020